Exhibit 99.1

NEWS RELEASE
Contacts:	Jeff Galow, 713/877-5327
Valerie Calvert, 713/877-5305

Quanex Corporation Quarterly Update — Fiscal First Quarter 2004

Houston, Texas, January 28, 2004 - Quanex Corporation (NYSE:NX), an industry-leading manufacturer of engineered materials and components for the Vehicular Products and Building Products markets, announced today that it expects to report first quarter diluted earnings per share in a range of $0.35 to $0.40 when it announces results on February 26, 2004.  The range includes an estimate of one month’s operating results from its acquisitions of North Star Steel Monroe and TruSeal Technologies. Quanex is experiencing strong demand and expects significantly higher volumes for the quarter compared to the year ago period at both Nichols Aluminum and MACSTEEL, excluding Monroe’s results.  However, because of the ongoing escalation of scrap prices, particularly steel scrap prices at MACSTEEL, margin compression will negatively impact earnings.  MACSTEEL has scrap surcharges in place with customers, but recovery from the surcharge lags actual scrap costs by one quarter.

The Vehicular Products segment, which includes MACSTEEL, Piper Impact and Temroc Metals, expects higher shipments and lower operating income, excluding Monroe’s results, when compared to last year’s first quarter.  MACSTEEL, the largest division within the segment, expects to report higher sales and volumes, excluding Monroe’s results, even though North American light vehicle builds for the quarter versus a year ago are expected to be down slightly.  Offsetting the lower light vehicle builds is improved business in MACSTEEL’s secondary markets, including the heavy duty truck market, which continues to show improvement over last year.  Operating income for MACSTEEL, excluding Monroe’s results, will be down from a year ago, due to sharply higher scrap costs.

The Building Products segment, which includes Engineered Products and Nichols Aluminum, is expected to report higher sales and flat operating income, excluding TruSeal’s results, versus last year’s first quarter.  Engineered Products, excluding TruSeal’s results, expects to report similar sales and operating income compared to last year’s excellent results.  However, customer demand continues to be weather sensitive.  Nichols Aluminum looks to report higher shipments for the quarter, while operating income is expected to be about equal to this period last year.  Nichols continues to experience spread compression due to higher scrap costs, but encouragingly, pricing in the industry is now firming.

The primary drivers for the Company’s products are North American light vehicle builds, heavy duty truck builds, housing starts and remodeling expenditures.  Quanex expects the light vehicle build rate for fiscal 2004 to be some 16.2 million units, essentially the same compared to 2003.  Both housing starts and remodeling expenditures are expected to be flat to down slightly from last year’s robust levels and the Company believes that the underlying fundamentals remain excellent.

The integration of the Company’s two recent acquisitions is proceeding well.  Quanex remains confident in the earnings accretion that will result from its purchases.  For the ten months it will have owned the acquisitions in fiscal 2004, Quanex expects to generate $0.40 - $0.50 of earnings on a diluted per share basis.

There is ongoing uncertainty surrounding the price escalation of both steel and aluminum scrap and the timing of the Company’s eventual recovery of these costs.  Therefore, while the Company is optimistic that it will report higher annual earnings in 2004 versus 2003, providing specific guidance this early in the year is problematic given the continued “spiking” in the cost of scrap.

Statements that use the words “expect,” “should,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements.  The statements above are based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing of December 29, 2003 under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.  It is the Company’s intention to make this release a routine event, once per quarter, approximately one month before it releases its quarterly earnings report.

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